EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INNOVUS PHARMACEUTICALS, INC.,

INNOVUS ACQUISITION CORPORATION,

SEMPRAE LABORATORIES, INC.,

THE MAJOR STOCKHOLDERS AS DESCRIBED HEREIN

AND

QUAKER BIOVENTURES II, L.P., AS STOCKHOLDERS’ AGENT

DATED AS OF DECEMBER 24, 2013

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of December 24, 2013 (the “Agreement Date”) by and among Innovus Pharmaceuticals, Inc., a Nevada corporation (“Acquiror”), Innovus Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Acquiror, Semprae Laboratories, Inc., a Delaware corporation (“Target”), the Major Stockholders of Target described on the signature pages to this Agreement (the “Major Stockholders”), and Quaker Bioventures II, L.P., a principal stockholder of Target (or its successor) (“Stockholders’ Agent”).

RECITALS

WHEREAS, Target, the Major Stockholders and Acquiror entered into a non-binding term sheet (except for Section 5(j) therein which is binding) pursuant to which each of the three sets of parties agreed to enter into a merger agreement;

WHEREAS, Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, the boards of directors of Target and Merger Sub have approved the Merger and Acquiror has obtained all requisite approvals for the Merger;

WHEREAS, in connection with the Merger, the outstanding shares of Target’s capital stock at the Effective Time (the “Target Common Stock”) will be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror will withhold a portion of the Merger Consideration payable to the Target stockholders (“Target Stockholders”), the release of which will be contingent upon the occurrence of certain events and the satisfaction of certain conditions as set forth in Section 9.1;

WHEREAS, Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger;

WHEREAS, promptly following the execution of this Agreement, but in any event within twenty-four (24) hours thereafter, in order to induce Acquiror and Merger Sub to enter into this Agreement, the Major Stockholders holding at least a majority of the outstanding shares of Target Common Stock shall deliver to Acquiror an executed Action by Written Consent of the Target Stockholders in a form mutually agreed to by Target and Acquiror (the “Target Written Consent”) adopting, among other things, this Agreement; and

WHEREAS, it is intended by each of the parties to this Agreement that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto (the “Code”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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EXECUTION VERSION

AGREEMENT

ARTICLE I
DEFINITIONS

1.1                       Definitions. As used herein, the following terms shall have the following meanings. Any additional defined terms shall have the meanings as contained in this Agreement:

“Acquiror Common Stock” means the common stock of Acquiror, par value $0.001 per share.

“Acquiror SEC Reports” means all publicly available forms, reports, statements, certificates and other documents filed since December 31, 2012 by Acquiror with the SEC pursuant to rules promulgated by the SEC under the Exchange Act (excluding any disclosures set forth in any section of a Acquiror SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Assets” means all properties, rights, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors, customers or other third parties or elsewhere), in each case whether or not recorded or reflected on the books and records or financial statements of a relevant Person.

“Business” means any business formerly conducted or presently conducted by Target, but, in any event, shall include the research, development and commercialization of sexual dysfunction products Zestra® and Glide™ and any other products Target has developed, but not commercialized.

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EXECUTION VERSION

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in California are authorized or obligated by applicable Laws or executive order to close or are otherwise generally closed.

“Bylaws” means the bylaws of Target, as amended from time to time.

“Change of Control” means a merger or consolidation of Acquiror with or into another person or the sale, transfer or other disposition of all or substantially all of Acquiror’s assets to one or more other persons in a single transaction or series of related transactions, in each case which requires the approval of Acquiror’s stockholders, whether for such transaction or the issuance of securities in such transaction, unless in connection with such transaction securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or of the securities of any parent) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately prior to such transaction and such voting power among the holders thereof is in substantially the same proportion as the voting power of Acquiror’s outstanding securities among the holders thereof immediately prior to such transaction (disregarding for these purposes the voting power of shares subject to a voting agreement or similar arrangement). For clarity, the issuance of shares to financial investors in connection with transactions that are for capital raising purposes would not be a Change of Control even if Acquiror issues securities possessing more than 50% of the total combined voting power of Acquiror’s outstanding securities immediately prior to such transaction or series of related transactions.

“Closing Acquiror Shares” means the Merger Shares other than the Escrow Acquiror Shares.

“Contracts” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including, without limitation, contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations, franchises benefiting or relating to the Business or the ownership, construction, development, maintenance, repair, management, use, occupancy, possession or operation thereof, or the operation of any of the programs or services in conjunction with the Business and all renewals, replacements and substitutions therefor.

“Delaware Law” means the Delaware General Corporation Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Interwest Trust Company.

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EXECUTION VERSION

“Escrow Agreement” means the Escrow Agreement among Acquiror, Target, Stockholders’ Agent and Escrow Agent of even date herewith in the form set forth in Exhibit A.

“Escrow Acquiror Shares” means the aggregate number of shares of Acquiror Common Stock issued in respect of the Escrow Amount as described in Section 2.6(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

“GAAP” means generally accepted accounting principles applied on a consistent basis in effect on the Agreement Date as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business), including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, and (c) all capital lease obligations.

“Knowledge” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by any of the Major Stockholders, after due inquiry.

“Laws” means any federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

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EXECUTION VERSION

“Material Adverse Effect” means, with respect to Target, any change in or effect on the Business that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the Business, Assets, Proprietary Rights, Liabilities, financial condition, or results of operations of Target, taken as a whole, other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions (except to the extent such conditions materially disproportionately impact Target), (b) acts of terrorism or military actions, and (c) any change in accounting requirements or principles or any change in applicable Law.

“Merger Consideration” means (i) the Merger Shares, plus (ii) the Royalty Payments.

“Merger Shares” means 3,201,776 shares of Acquiror Common Stock, which shares represent fifteen percent (15%) of the total issued and outstanding shares of Acquiror as of the close of business on the Closing Date.

“NJEDA Loan Repayment” means the cash repayment to be made by the Surviving Corporation of $343,500 to the New Jersey Economic Development Authority (“NJEDA”) for the outstanding loan of approximately $640,000 entered into between the Target and the NJEDA (the “NJEDA Loan”).

“Net Sales” means with respect to any Target Product, the gross Target Product sales price of such Target Product invoiced by Acquiror, its Affiliates or sublicensees to customers who are not Affiliates (or are Affiliates but are end users of such Target Product) less, to the extent actually paid or accrued by Acquiror, its Affiliates or sublicensees (as applicable), (a) normal and customary credits, allowances, discounts and rebates to and chargebacks from the account of such customers for spoiled, damaged, out-dated or returned Target Product; (b) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Target Product given to such customers; (c) sales, use, excise, value-added and other taxes (but not income taxes of any kind) imposed upon the sale of such Target Product in final form to such customers; and (d) customs duties, surcharges and other governmental charges incurred in exporting or importing such Target Product to such customers.

“Party” means Target, Stockholders’ Agent, Merger Sub or Acquiror, individually, as the context so requires, and the term “Parties” means collectively, Target, Stockholders’ Agent, Merger Sub and Acquiror.

“Permitted Lien” means each as set forth on Schedule 4.3 of the Target Disclosure Schedules, (a) Lien for Taxes the payment of which is not yet due, (b) Lien which is not in excess of Five Thousand Dollars ($5,000.00) in the aggregate, and (c) statutory Lien of landlords and Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable Laws incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings.

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EXECUTION VERSION

“Per Share Consideration” means the quotient of the number of Merger Shares divided by the total number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time rounded up to the nearest whole share of Acquiror Common Stock.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Pre-Closing Ownership Percentage” for each holder of Target Common Stock outstanding immediately prior to the Effective Time will equal the number of shares of Target Common Stock owned by such holder immediately prior to the Effective Time divided by the aggregate number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

“Real Property” means all real property that is owned, leased or used by Target for the use or benefit of Target or that is an asset of Target.

“Representatives” means, with respect to any Party to this Agreement, such Party’s directors, officers, members, stockholders, managers, Affiliates, employees, attorneys, accountants, representatives, lenders, consultants, independent contractors and other agents.

“Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Royalty Payments” means the annual royalty to be paid by Acquiror equal to five percent (5%) of the Net Sales from any Target Products up until the time that a generic version of such Target Product is introduced into the Territory by a third party.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stockholder Approval” means the affirmative vote, in person or by proxy or by written consent, of the holders of a majority of the Target Common Stock entitled to vote under Delaware Law as of the record date of such approval.

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EXECUTION VERSION

“Tangible Personal Property” means all machinery, equipment, tools, furniture, equipment, computer hardware, supplies, materials, inventory, prototypes, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by Target and used in the Business (wherever located and whether or not carried on Target’s books) or the Target Product, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

“Target Assets” means the Assets of the Target as of immediately prior to the Effective Time.

“Target Products” means Zestra™ and Glide™ and any second generation products derived primarily from the Target Products.

“Target Stockholders” means the holders of Target Common Stock as of immediately prior to the Effective Time.

“Territory” means worldwide.

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties in connection with the consummation of the Merger.

“Transaction Expenses” means shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of Target (whether incurred prior to or on the date of this Agreement, between the date of the Agreement and the Effective Time or at or after the Effective Time) that: (a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of Target, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target, (ii) Target’s response to the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all or a portion of the business of Target, with respect to the business of Target (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of this Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (iv) the preparation and submission of any filing or notice required to be made or given in connection with the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, or (v) the consummation of the Merger or any of the transactions contemplated by this Agreement; or (b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement.

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EXECUTION VERSION

“Transition Plan” means that certain Transition Plan in the form attached as Exhibit C.

“WalMart Agreement” means that certain supplier agreement, dated February 17, 2009, by and between Wal-Mart Stores, Inc., Wal-Mart Stores East, LP, Wal-Mart Stores East, Inc., Wal-Mart Stores Texas LP, Sam’s West, Inc., Sam’s East, Inc., and affiliates (collectively, “Wal-Mart”) and Target, as amended from time to time.

1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 1.1, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

ARTICLE II
THE MERGER

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of the Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the Agreement Date (the “Closing Date”). The Closing shall take place at the offices of the Acquiror at 4275 Executive Square, Suite 200, La Jolla, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the effective time of such filing being the “Effective Time”).

2.3 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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EXECUTION VERSION

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is “Semprae Laboratories, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, except that the name of the corporation set forth therein shall be changed to “Semprae Laboratories, Inc.”

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a) Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive (without interest) an amount equal to the Per Share Consideration, as adjusted by the Escrow Amount as contemplated in Section 9.1(a) of the Agreement.

(b) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Acquiror Common Stock to be Issued. Set forth below is the Acquiror Common Stock to be issued to the Target Stockholders, subject to the terms and conditions of this Agreement, including without limitation, those provisions pertaining to adjustment and the Escrow Fund, namely: the Merger Shares minus fifteen percent (15%) of the Merger Shares to be held back in escrow and subject to reduction in accordance with Section 9.1 (the “Escrow Acquiror Shares”).

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EXECUTION VERSION

(d) Closing Payment Schedule. At the Closing, Target shall deliver to Acquiror a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the Chief Executive Officer of Target and accurately setting forth: (i) the name of each Target Stockholder immediately prior to the Effective Time, (ii) the number of shares of Target Common Stock held by each such Target Stockholder immediately prior to the Effective Time, (iii) the Closing Acquiror Shares allocable to each Target Stockholder, (iv) the Escrow Acquiror Shares allocable to each Target Stockholder, (v) the percentage of any Royalty Payments allocable to each Target Stockholder, and (vi) if any, the amounts required to be deducted and withheld from the consideration otherwise payable to each such Target Stockholder with respect to the payments or any other Tax withholding obligation in respect of the Merger under the Code or any other Tax law.

(e) Escrow. Upon the Effective Time, the Escrow Acquiror Shares shall be withheld and deposited as soon as reasonably practicable following the Closing to the Escrow Agent to be held in the Escrow Fund in accordance with Section 9.1 (the “Escrow Amount”).

2.7 Royalty Payments. The Royalty Payments for each fiscal year shall be payable to the Stockholders’ Agent within thirty (30) days after the issuance of the Acquiror’s audited financial statements for such fiscal year, or if the Acquiror does not have audited financial statements, by March 31 of the next year. Each Royalty Payment shall be made by the Acquiror on an annual basis in one amount to an account designated by the Stockholders’ Agent. The Stockholders Agent shall distribute the Royalty Payment to the Target Stockholders on a pro rata basis based on the Pre-Closing Ownership Percentages of the Target Stockholders; provided that the Royalty Payment attributable to 2013 shall be distributed with the Royalty Payment attributable to 2014. The costs of transferring such Royalty Payments to the Target Stockholders shall be deducted from the Royalty Payments to be made to each Target Stockholder. Simultaneous with the payment of each annual Royalty Payment, Acquiror shall prepare and deliver to the Stockholders’ Agent a written statement setting forth in reasonable detail its calculation of such Royalty Payment. Acquiror and its Affiliates shall not sell or transfer any Target Product unless the purchaser or transferee is subject to the same obligation to make the Royalty Payments to the Target Stockholders as Acquiror and its Affiliates pursuant to this Agreement.

2.8 Surrender of Certificates.

(a) Exchange Procedures. Following the Closing Date all holders of Target Common Stock shall deliver the following to Acquiror: (i) the stock certificates representing their shares of Target Common Stock (each a “Certificate”); and (ii) an executed letter of transmittal in a form previously approved by Acquiror. Promptly after such delivery, the holder of such Certificate shall be entitled to receive in exchange therefore such number of Merger Shares issuable pursuant to Section 2.6(a), as adjusted by the Escrow Fund pursuant to Section 9.1 hereof. All Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Target Common Stock shall have been so converted.

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EXECUTION VERSION

(b) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither Acquiror nor any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9 No Further Ownership Rights in Target Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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EXECUTION VERSION

2.12 Acknowledgement of Target Stockholders. The Target Stockholders, by their adoption of this Agreement and approval of the Merger, acknowledge that subject to compliance with Section 7.6, Acquiror makes no representations with respect to the Tax consequences or Securities and Exchange Commission (“SEC”) reporting obligations resulting from the transactions contemplated by this Agreement. The Target Stockholders, by their adoption of this Agreement and approval of the Merger, hereby waive, on their behalf and on behalf of any of its successors and assigns, any fiduciary duty (but, for avoidance of doubt, not any implied covenant of good faith and fair dealing) of Acquiror to Target Stockholders, with respect to the matters set forth in this Section 2.12.

2.13 Withholding. Each of Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that any amounts are so withheld by Acquiror or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Acquiror or the Surviving Corporation, as the case may be.

2.14 Securities Laws Issues. Acquiror intends to issue the shares of Acquiror Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the States of California, Delaware and New Jersey and other applicable state securities laws. Acquiror and Target shall comply with all applicable provisions of and rules under the Securities Act and applicable state securities laws in connection with the offering and issuance of the shares of Acquiror Common Stock pursuant to this Agreement. Such shares of Acquiror Common Stock will be “restricted securities” under the Federal and state securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MAJOR STOCKHOLDERS

Each of the Major Stockholders represents and warrants, severally and not jointly, to Acquiror and Merger Sub that the statements made by such Major Stockholder contained in this Article III are true and correct as of the Agreement Date and as of the Closing Date, except as otherwise expressly limited by any representation or warranty contained in this Article III or specifically disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the “Major Stockholder Disclosure Schedules”). The Major Stockholder Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such specified schedule of the Major Stockholder Disclosure Schedules shall qualify any other subsection of this Article III to the extent to which the relevance of such disclosure is reasonably apparent from the content of the disclosure set forth therein.

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EXECUTION VERSION

3.1 Major Stockholder Domicile. Such Major Stockholder is domiciled in the state and at the address set forth next to such Major Stockholder’s name in Section 10.1 herein.

3.2   Power and Authorization. Such Major Stockholder has all requisite power and authority to enter into each of the Transaction Documents to which he, she or it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Major Stockholder of this Agreement to which he, she or it is a party and the consummation of the transactions contemplated hereby and thereby by such Major Stockholder have been duly authorized by all necessary action on the part of such Major Stockholder. This Agreement has been duly executed and delivered by such Major Stockholder and, assuming due authorization, execution and delivery by the Target, the Merger Sub and the Acquiror, constitutes the legal, valid and binding obligation of such Major Stockholder, enforceable against such Major Stockholder in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

3.3   Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authorities is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Major Stockholder of this Agreement to which he, she or it is (or will be) a party or (b) the consummation of the Transaction by such Major Stockholder.

3.4   Non-Contravention. Except as disclosed on Section 3.4 of the Major Stockholder Disclosure Schedules, neither the execution, delivery and performance by such Major Stockholder of this Agreement or any Transaction Document to which such Major Stockholder is (or will be) a party nor the consummation of the Transaction will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Section 3.4 of the Disclosure Schedules, violate any provision of any legal requirement applicable to such Major Stockholder; (b) result in a breach or violation of, or default under, any contractual obligation of such Major Stockholder; or (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of such Major Stockholder.

3.5   Title to Target Shares. Except as disclosed in Section 3.5 of the Major Stockholder Disclosure Schedules, such Major Stockholder is the record and beneficial owner of the outstanding Target Shares described as owned by such Major Stockholder in Section 3.5 of the Disclosure Schedules, and has good and marketable title to such Target Shares, free and clear of all Encumbrances, except for Permitted Encumbrances. Such Major Stockholder has full right, power and authority to transfer and deliver to the Beneficiary valid title to the Target Shares held by such Major Stockholder free and clear of all Encumbrances. Immediately following the Closing, the Merger Sub and Acquiror will be the record and beneficial owner of such Target Shares, and have good and marketable title to such Target Shares, free and clear of all Encumbrances, except as are imposed by applicable securities laws or created by the Merger Sub and Acquiror. Except pursuant to this Agreement or as disclosed in Section 3.5 of the Disclosure Schedules, there are no contractual obligations pursuant to which such Major Stockholder has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of such Major Stockholder’s Target Shares or other equity interests in Target.

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3.6   Investment Purpose/Registration Exemption.

(a) Such Major Stockholder acknowledges that the Merger Shares are not registered under the Securities Act and the Merger Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act, or pursuant to any applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(b)  Such Major Stockholder is acquiring his or her Merger Shares for his, her or its own account for investment and not with a view toward distribution in a manner that would violate the Securities Act or any applicable state securities laws.

3.7   Independent Investigation. Such Major Stockholder has conducted his, her or its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquiror and Merger Sub, and acknowledges that he or she has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Aquiror for such purpose. Such Major Stockholder acknowledges and agrees that in making her, his or its decision to enter into this Agreement and to consummate the Transaction, such Major Stockholder has relied upon her or his own investigation and the express representations and warranties of the Acquiror in Article V of this Agreement.

3.8        No Brokers. Except as disclosed in Section 3.8 of the Major Stockholder Disclosure Schedules, none of the Major Stockholders has any Liability of any kind to any broker, finder or agent with respect to the Transaction.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article IV are true and correct as of the Agreement Date and as of the Closing Date, except as otherwise expressly limited by any representation or warranty contained in this Article IV or specifically disclosed in a document of even date herewith and delivered by Target to Acquiror referring to the representations and warranties in this Agreement (the “Target Disclosure Schedules”). The Target Disclosure Schedules will correspond to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any such specified schedule of the Target Disclosure Schedules shall qualify any other subsection of this Article IV to the extent to which the relevance of such disclosure is reasonably apparent from the content of the disclosure set forth therein.

4.1 Organization and Qualification; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect on Target. Target is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be qualified or licensed would not cause individually or in the aggregate, a Material Adverse Effect on Target. Target does not have any subsidiaries and does not own, directly or indirectly, any capital stock or other equity securities of any other Person or have any direct or indirect equity or ownership investment or interest in any business. The copies of the Certificate of Incorporation and Bylaws previously provided by Target to Acquiror, including any amendments to each of the foregoing, are true, complete and correct copies thereof. The Certificate of Incorporation and Bylaws are in full force and effect. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

4.2 Authority Relative to this Agreement. Target has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Target and the consummation by Target of the Merger have been duly and validly authorized by all necessary corporate action of Target, and no other corporate action on the part of Target or any of the Target Stockholders is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Merger. This Agreement and the other Transaction Documents have been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by the other Parties hereto, each such agreement constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at Law or in equity) (the “Bankruptcy Exception”). The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the Target Stockholders and is on terms that are fair to such Target Stockholders; and (c) recommended that the Target Stockholders approve this Agreement and the Merger.

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4.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or any resolutions adopted by the Board of Directors of Target; (b) assuming that all filings and notifications described in Section 4.4 have been made and except as would not cause a Material Adverse Effect, conflict with or violate any Laws or order applicable to Target; or (c) except as would not cause a Material Adverse Effect, result in any breach of or constitute a default under (with the giving of notice or lapse of time or both), or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for a Permitted Lien) on the Business or Assets of Target, or pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation of Target.

4.4 Required Filings and Consents. The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the performance by Target of its obligations hereunder and thereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Target with or notification by Target to, any Governmental Authority, except for the filing of Certificate of Merger as described in Section 2.1.

4.5 Financial Statements. Target has delivered to Acquiror its (a) audited financial statements for the fiscal years ended December 31, 2011 and 2012, (b) its unaudited financial statements for the nine (9) months ending September 30, 2013 and (c) its unaudited financial statements dated as of the Closing Date (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, have a Material Adverse Effect with respect to Target) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements. In its conduct of the Business, Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; and (b) transactions are recorded as necessary to maintain asset accountability.

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4.6 Capital Structure.

(a) Capitalization of Target. As of the Agreement Date, the authorized capital stock of Target consists of (i) 32,000,000 shares of Target Common Stock, par value $.0001, of which 26,821,983 shares are issued and outstanding, and (ii) 22,000,000 shares of preferred stock, none of which shares are issued and outstanding (the “Target Preferred Stock”. Target has not authorized nor issued any other capital stock. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the Agreement Date, all of the options previously issued under the Target’s 2008 Equity Incentive Plan have expired. As of the Agreement Date, Target has issued a warrants for 175,000 shares of its Target Series A Preferred Stock to the NJEDA, which warrant shall expire by its terms as of the Closing. Except for the rights created pursuant to this Agreement, there are no other options, warrants, restricted stock awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Common Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Common Stock (a) between or among Target and any of its stockholders; and (b) between or among any of Target Stockholders. All shares of outstanding Target Common Stock and rights to acquire Target Common Stock were issued in compliance with all applicable federal and state securities laws.

(b) As of the Agreement Date, with respect to each Target Stockholder, Schedule 4.6(b) of the Target Disclosure Schedule sets forth the number and type of shares of Target Common Stock that each stockholder holds of record, and the address and state of residence of such stockholder.

(c) All of the information contained in the Closing Payment Schedule and Schedule 4.6(b) of the Target Disclosure Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Closing Payment Schedule, no other holder of Target Common Stock or options, warrants or other rights convertible into Target Common Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Closing Payment Schedule complies and is in accordance with Target’s Certificate of Incorporation and Delaware Law.

(d) Except as set forth in Schedule 4.6(b) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Common Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Common Stock.

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4.7 Absence of Certain Changes. Since December 31, 2012 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target; (b) any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets, except where such change would not have a Material Adverse Effect on Target; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (e) any Material Contract entered into by Target, other than in the ordinary course of business, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (f) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (g) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors; (h) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (g) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement) or (i) any loss of revenue greater than 10% for the eleven month period from January 1, 2013 through November 30, 2013 compared to the same period in 2012 from any Material Contract described in the Target Financial Statements. At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Common Stock.

4.8 Absence of Undisclosed Liabilities. All Liabilities of Target are set forth on Schedule 4.8 of the Target Disclosure Schedule, including, but not limited to, those incurred or to be incurred in connection with the execution of this Agreement.

4.9 Real Property. Target does not own any Real Property or equipment, nor is Target a lessee (or sublessee) of any real property or equipment or any interest therein.

4.10 Personal Property. Target has good and marketable title to all of its personal property, interests in personal property and assets reflected in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”) or acquired after the Target Balance Sheet Date including any assets located at a third party’s site or sites (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), free and clear of all Liens of any kind or character, except (a) for Permitted Liens; (b) such imperfections of title and Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) Liens securing debt that is reflected on the Target Balance Sheet; and (d) such other Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. Such tangible personal property and assets that are used in the operations of Target’s Business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP.

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4.11 Intellectual Property.

(a) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

(i) “Copyrights” shall mean all copyrights, copyrightable works, and applications for registration of any of the foregoing, including without limitation all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions and treaties.

(ii) “IP Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute or contingent (including without limitation any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(iii) “Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, certificates of invention, registrations of patents and adjustments, restorations and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Authority, including without limitation design patents.

(iv) “Off-the-Shelf Software” shall mean any software (other than open source software, including software licensed under licenses that are defined as OSI (Open Source Initiative) licenses as listed on www.opensource.org) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis on standard terms and conditions for a one-time license fee of less than $5,000 and that was obtained by Target in the ordinary course of business.

(v) “Patents” shall mean the Issued Patents and the Patent Applications.

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(vi) “Patent Applications” shall mean all pending published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, applications for certificates of invention and priority rights, in any country and regardless of formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

(vii) “Proprietary Rights” shall mean any and all of the following in any country: (A)(1) Issued Patents, (2) Patent Applications, (3) Trademarks, (4) domain names and domain name registrations, (5) Copyrights, (6) Trade Secrets; or (B) any right (whether at law, equity, by Contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

(viii) “Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Authority.

(ix) “Registered Trademarks” shall mean all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Authority.

(x) “Target Licensed Proprietary Rights” shall mean Proprietary Rights owned by any Person other than Target that are licensed to Target.

(xi) “Target Owned Proprietary Rights” shall mean Proprietary Rights owned by or purported to be owned by Target.

(xii) “Target Proprietary Rights” shall mean the Target Owned Proprietary Rights and the Target Licensed Proprietary Rights.

(xiii) “Trade Secrets” shall mean all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

(xiv) “Trademarks” shall mean all (A) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (B) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (C) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (D) all goodwill associated with each of the foregoing.

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(b) Disclosure of Certain Target Proprietary Rights. Schedule 4.11(b) of the Target Disclosure Schedules lists the following with respect to the Target Proprietary Rights:

(i) Disclosure of Patents. Schedule 4.11(b)(i)(A) of the Target Disclosure Schedules lists all of the Patents owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed and a detailed description of any filings or payment of fees that, to the Knowledge of Target, are due to any Governmental Authority during the one hundred eighty (180) day period following the Closing. Schedule 4.11(b)(i)(B) of the Target Disclosure Schedules lists all of the Patents in which Target has any right, title or interest (including without limitation interest acquired through a license or other right to use), other than those owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which the Issued Patents have been issued and Patent Applications have been filed (but in both such cases only where Target possesses such right, title or interest), and the nature of the right, title or interest held by Target.

(ii) Disclosure of Registered Copyrights and Software. Target owns no and does not purport to own any Registered Copyrights or any software, middleware or firmware.

(iii) Disclosure of Trademarks. Schedule 4.11(b)(iii) of the Target Disclosure Schedules lists (i) all of the Registered Trademarks and domain names and domain name registrations owned by or purported to be owned by Target, setting forth in each case the jurisdictions in which Registered Trademarks and domain names and domain name registrations have been registered and applications for registration have been filed and (ii) a detailed description of any filings or payment of fees that are due to any Governmental Authority during the one hundred eighty (180) day period following the Closing. No Trademarks or domain names other than as set forth in Schedule 4.11(b)(iii) are used in connection with any Target Product or in the conduct of or reasonably related to the Business.

(c) Ownership of and Right to Use Proprietary Rights; No Encumbrances. Target is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all IP Encumbrances, all of the Target Owned Proprietary Rights identified in Schedules 4.11(b)(i)(A) and 4.11(b)(iii) of the Target Disclosure Schedules. Target has the right to use all Trade Secrets and any other intellectual property used by Target, for their respective intended purposes, in the conduct of the Business. Target has a valid, legally enforceable and exclusive (including as to the licensor) right to use, license, practice and otherwise exploit all Target Licensed Proprietary Rights identified in Schedules 4.11(b)(i)(B) of the Target Disclosure Schedules and all other Proprietary Rights used by the Target, other than those owned by or purported to be owned by the Target (including interest acquired through a license or other right to use). The Target Proprietary Rights identified in Schedule 4.11(b) of the Target Disclosure Schedules, together with the Trade Secrets, constitutes all the Proprietary Rights used by Target in connection with the conduct of, or reasonably related to, the Business. Without limiting the foregoing, to the Knowledge of Target, no other Party whatsoever owns or controls any Proprietary Rights covering or claiming the Target Products. To the Knowledge of Target, all Target Licensed Proprietary Rights (including without limitation an interest acquired through a license or other right to use, but excluding any Off-the-Shelf Software) are free and clear of IP Encumbrances except as may be set forth in the agreement or instrument pursuant to which Target acquired such Target Licensed Proprietary Rights, and Target has not received any notice that any portion of the Target Licensed Proprietary Rights are subject to any other IP Encumbrance.

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(d) Agreements Related to Target Proprietary Rights. Schedule 4.11(d) of the Target Disclosure Schedules lists all oral and written Contracts, licenses and other arrangements relating to the Target Proprietary Rights and/or any Target Product, as follows:

(i) Disclosure of Proprietary Rights Agreements. Schedule 4.11(d)(i) of the Target Disclosure Schedules lists any Contracts, licenses or other arrangements to which Target or any Affiliate is a party (A) granting any Person any right to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Target Product, with or without the right to sublicense the same; (B) granting any license of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Proprietary Rights, with or without the right to sublicense the same, granted by Target or granted to Target (other than licenses granted to Target for Off-the-Shelf Software) (the “Third Party In-licenses”); (C) regarding joint development of any products, any Target Product or Proprietary Rights; (D) by which Target grants any ownership right or title to any Proprietary Rights or by which Target is assigned or granted an ownership interest in any Proprietary Rights (the “Assignment Agreements”) other than agreements with contractors or employees that assign or grant to Target ownership of Proprietary Rights developed in the course of providing services by such contractors or employees; (E) under which Target grants or receives an option or right of first refusal or right of first negotiation relating to any Proprietary Rights; (F) pursuant to which Target has deposited or is required to deposit with an escrow agent or any other Person Target Proprietary Rights; and (G) limiting Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Target Proprietary Rights or any Target Product, including without limitation any covenant not to compete. With respect to each Third Party In-license and each Assignment Agreement, (A) each is in full force and effect as of the Closing Date, (B) Target is in compliance with the terms and conditions thereof (including without limitation all diligence obligations), and (C) there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to Target.

(ii) Royalties. Target has no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of the ownership, use, exploitation, practice, sale or disposition of Target Proprietary Rights (or any tangible embodiment thereof) or the reproducing, making, using, selling, offering for sale, distributing or importing any Target Product.

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(iii) Indemnification. Target has not entered into any Contract, license or other arrangement to defend, indemnify or hold harmless any Person against any charge of infringement of any Proprietary Rights, other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Business; copies of such indemnification agreements have been delivered to Acquiror or its counsel; and

(iv) No Breach. Neither Target, nor any other Person, is in breach of any Contract, license or other arrangement described in this Section 4.11(d) and Target has not notified any Person and no Person has notified Target of any such breach.

(e) No Third Party Rights in Target Proprietary Rights.

(i) No Joint Ownership. Target does not jointly own, license or claim any right, title or interest with any other Person of any Target Owned Proprietary Rights.

(ii) No Ownership. No current or former officer, manager, director, stockholder, member, consultant or independent contractor of Target by virtue of such status or relationship with Target has any right, title or interest in, to or under any Proprietary Rights related to any Target Products that have not been either (A) irrevocably assigned or transferred to Target or (B) licensed (with the unrestricted right to grant sublicenses) to Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii) No Challenges. Target has not received notice of any challenge or threatened challenge, and no Person has asserted or threatened a claim or made a demand, nor is there any proceeding pending or to the Knowledge of Target threatened nor are there any facts in existence which to the Knowledge of Target would be reasonably likely to give rise to any such challenge, claim, demand or proceeding, which would adversely affect (A) Target’s right, title or interest in, to or under the Target Proprietary Rights, (B) any Contract, license or other arrangement under which Target claims any right, title or interest under the Target Proprietary Rights or restricts the use, manufacture, transfer, sale, delivery or licensing by Target of any Target Proprietary Rights or any Target Product, or (C) the validity, enforceability or claim construction of any Patents.

(iv) No Restrictions. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Target Proprietary Rights by Target, the use, manufacture, transfer, sale, importation or licensing of any Target Product, or which might reasonably be expected to affect the validity, use or enforceability of any Target Proprietary Rights;

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(v) No Infringement by Other Persons. To the Knowledge of Target, no Target Proprietary Rights owned by or exclusively licensed to Target have been infringed, misappropriated or impermissibly disclosed by any Person.

(vi) Trademarks. No Registered Trademark owned by Target has lapsed, expired or been abandoned and Target has not received notice that any opposition, cancellation, re-examination or invalidity proceedings have been commenced related thereto in any jurisdictions where such procedures are available nor does there exist any fact to the Knowledge of Target that would reasonably likely lead to any such opposition.

(vii) No Conflicts. There are no and have not been any restriction on any of the Company’s current or prior employees’, officers’ or consultants’ ability to provide to Target all right, title and interest in the information and materials relating to the Target Products or any technology included therein (including but not limited to discoveries, improvements, processes, formulas, dates, know-how and trade secrets, patentable or otherwise) developed, conceived or reduced to practice that are or would be valuable to the making, research, development and/or commercialization of Target Products. No assignment by any of such Target employees, officers or consultants to violated any employment agreement or policy or procedure to which he, she or it was subject at the time of such assignment.

(viii) Prior Licenses. Target has not granted any license of or covenant not to assert/sue or other immunity from suit to any that provides such Person the right to make, have made, use, offer for sale, sell, distribute, import or otherwise practice or exploit the Target Products.

(f) Patents.

(i) Proper Filing. All Patents owned by Target have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority, and have not lapsed, expired or been abandoned, and all Patents exclusively licensed to Target, to the Knowledge of Target, have been duly filed or registered (as applicable) with the applicable Governmental Authority, and maintained, including the timely submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Authority and have not lapsed, expired or been abandoned. Target has made such filings under the Patent Cooperation Treaty (“PCT”) as are necessary or appropriate in order for Target to timely preserve its rights under the Patents in any jurisdiction subject to the PCT with respect to which the time to make national stage elections has not passed. Target and its patent counsel have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to those Patents owned or purported to be owned by Target and those Patents exclusively licensed to Target for which Target controls prosecution. Target and its patent counsel have made no misrepresentations in connection with the prosecution or maintenance of any such Patents;

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(ii) Patents Generally. Except as set forth in Schedule 4.11(f)(ii) of the Target Disclosure Schedules, (A) to the Knowledge of Target, all Patents owned by or purported to be owned by Target and all Patents exclusively licensed to Target, in each case, disclose patentable subject matter, have been prosecuted in good faith and are subsisting and in good standing and are not subject to any terminal disclaimer, (B) there are no inventorship challenges to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such challenge, (C) no interference has been declared or provoked relating to any such Patents nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such interference, (D) no opposition proceedings have been commenced related to such Patents in any jurisdictions where such procedures are available nor to the Knowledge of Target does there exist any fact that would reasonably likely lead to any such opposition, (E) to the Knowledge of Target there does not exist any fact that would reasonably likely lead to a finding of invalidity or unenforceability of any Issued Patent, and (F) all maintenance and annual fees have been fully and timely paid, and all fees paid, during prosecution and after issuance of any such Patent, have been paid in the correct entity status amounts, with respect to Issued Patents comprising such Patents; and

(iii) No Challenges. Target has not received any notice of any inventorship challenge, interference, invalidity or unenforceability with respect to Patents included in the Target Proprietary Rights.

(g) No Infringement by Target. To the Knowledge of Target, the conduct of the Business, including the making, using, offering for sale, selling, otherwise distributing or importing of any Target Product, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has asserted or threatened a claim, and neither to the Knowledge of Target are there any facts that would reasonably likely give rise to a claim nor has Target received any notification, that any Target Product (or the Target Proprietary Rights embodied in any Target Product) or the Business infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of Proprietary Rights of any Person. No Person has notified Target in writing that Target requires a license to any of such Person’s Proprietary Rights and Target has not received any unsolicited written offer to license (or any other written notice of) any Person’s Proprietary Rights. Target has not obtained any non-infringement, freedom to operate, clearance or invalidity opinions from counsel (inside or outside counsel) regarding the Business or any Target Product.

(h) Trade Secrets. Target has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all material Trade Secrets in which Target has any right, title or interest. Target has not disclosed any material Trade Secrets in which Target has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any material Trade Secret not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Trade Secret, or is otherwise lawful. Target has not received any notice from a third party that there has been an unauthorized use or disclosure of any material Target Trade Secrets. No Person who has received any material Trade Secrets from Target has refused to provide to Target, after Target’s request therefor, a certificate of return or destruction of any documents or materials containing such Target Trade Secrets.

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EXECUTION VERSION

(i) Employee and Contractor Agreements.

(i) Employees. The current and former employees (for the last three fiscal years) of Target are listed in Schedule 4.11(i)(i). All current and former employees of Target who were involved in, or who contributed to, the creation or development of any Proprietary Rights or any Target Product have executed and delivered to Target written agreements (containing no material exceptions to or exclusions related to Target Product) regarding the protection of proprietary information and the irrevocable assignment to Target of any Proprietary Rights arising from services performed by such Persons. To Target’s Knowledge, no current or former employee of Target is in violation of any term of any such agreement as it relates to protection of proprietary information and the irrevocable assignment of Proprietary Rights arising from services performed by such Persons.

(ii) Contractors. All current and former consultants and independent contractors to Target who are or were involved in, or who have contributed to, the creation or development of any Proprietary Rights or any Target Product have executed and delivered to Target a written agreement (containing no material exceptions to or exclusions related to Target Product) regarding the protection of proprietary information and the irrevocable assignment to Target of any Proprietary Rights arising from services performed by such Persons, that is substantially similar to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered by Target to Acquiror. Schedule 4.11(i)(ii) of the Target Disclosure Schedules sets forth a list of consultants and independent contractors used by Target in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Proprietary Rights, any Target Product or any tangible embodiments thereof. To Target’s Knowledge, no current or former consultant or independent contractor is in violation of any term of any such agreement as it relates to protection of proprietary information and the irrevocable assignment of Proprietary Rights arising from services performed by such Persons.

(j) No Standards Bodies. Target is not and has never been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target to grant or offer to any other Person any license or right to the Target Proprietary Rights, including without limitation any future Proprietary Rights developed, conceived, made or reduced to practice by Target or any Affiliate of Target after the Agreement Date.

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EXECUTION VERSION

(k) No Government Funding. No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Target Proprietary Rights or any Target Product.

(l) No Limits on Rights. Except as set forth on Schedule 4.11(l) of the Target Disclosure Schedules, the execution, delivery or performance of this Agreement and the other Transaction Documents or any ancillary agreement contemplated hereby or thereby, the consummation of the transactions contemplated hereby and thereby and the delivery or satisfaction of any closing deliverable or condition will not contravene, conflict with or result in any termination of or new or additional limitations on Acquiror’s right, title or interest in or to the Target Proprietary Rights acquired by Acquiror under this Agreement.

4.12 Interested Party Transactions. Except as set forth on Schedule 4.12 of the Target Disclosure Schedules, Target is not, and in the prior two year period ending on the Agreement Date has not been, indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is, and in the prior two year period ending on the Agreement Date has been, indebted to Target.

4.13 Minute Books. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the Agreement Date, and reflects all transactions referred to in such minutes accurately in all material respects.

4.14 Material Contracts.

(a) All of the Material Contracts of Target (as defined in this Section 4.14 below) are listed in Schedule 4.14 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been delivered to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) subject to obtaining any Required Contract Consents (as defined below), the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Target is not a party to any oral contract, oral agreement or other oral arrangement. “Material Contract” means any contract, agreement or commitment to which Target is a party, other than with its lawyers or accountants (i) with receipts or expenditures reasonably expected to exceed $10,000 in any twelve month period; (ii) required to be listed pursuant to Section 4.11; (iii) requiring Target to indemnify any Person other than indemnification provisions contained in standard sales agreements or agreements with customers or end users arising in the ordinary course of the Business; (iv) granting any exclusive rights to any party; (v) evidencing indebtedness for borrowed or loaned money of $10,000 or more, including guarantees of such indebtedness; or (vi) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice or passage of time); (B) provide a reasonable basis for any other party to claim monetary damages (either individually or in the aggregate with all other such claims under that contract) from Target in excess of $5,000; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

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EXECUTION VERSION

(b) Except for the consents set forth in Schedule 4.14(b) of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

(c) Target is a party to the NJEDA Loan. As of the Agreement Date, NJEDA has delivered a payoff letter to Target indicating that upon the payment to NJEDA of $343,500 on or before December 31, 2013, the NJEDA Loan shall be paid in full.

(d) Target is a party to the Wal-Mart Agreement. As of the Agreement Date, the Wal-Mart Agreement is still in effect and neither the Major Stockholders or Target has received any notification from Wal-Mart whatsoever in any form that Wal-Mart will not agree to an extension of the Wal-Mart Agreement in 2014 as described therein.

4.15 Compliance with Laws. Target has complied in all material respects with all Laws applicable to it, including the rules and regulations of the FDA or any other Governmental Authority, and is not in violation of, and has not received any written notices of violation with respect to such Laws, including any applicable licenses and permits for the export of any Target Product and any approvals for the conduct of clinical research. The studies, tests and preclinical or clinical trials related to Target Products were and, if still pending, are being, conducted in all material respects in accordance with all applicable Laws, experimental protocols, procedures and controls (including, without limitation, those administered by the FDA or any other Governmental Authority) and pursuant to, where applicable, accepted professional scientific standards and good clinical practices.

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EXECUTION VERSION

4.16 Litigation. Except as set forth on Schedule 4.16 the Target Disclosure Schedule: (a) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Authority, foreign or domestic, or, to the Knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such); (b) there is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made to Target that challenges (i) the right, title or interest of Target in, to or under the Proprietary Rights in which Target has (or purports to have) any right, title or interest, (ii) the validity, enforceability or claim construction of any Patents comprising such Target Proprietary Rights, or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target of Proprietary Rights of any other third party; and (c) there is no judgment, decree or order against Target or, to Target’s Knowledge, any of its directors or officers (in their capacities as such), that (i) restricts in any manner the use, transfer or licensing of any Proprietary Rights in which Target has (or purports to have) any right, title or interest, (ii) could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or (iii) that could reasonably be expected to have a Material Adverse Effect.

4.17 Business Activity Restriction. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing the Business or any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

4.18 Employee Matters.

(a)  There are no proceedings pending or, to Target’s Knowledge, reasonably expected or threatened, between Target, on the one hand, and any employee or person claiming the status of a current or former employee, on the other hand. There are no claims pending, or, to Target’s Knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target has no material unsatisfied obligations relating to employees, former employees, or qualified beneficiaries pursuant to any federal or state law governing health care coverage extension or continuation. Neither Target nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(b) To the Knowledge of Target, no Target Stockholder, director, officer or consultant of Target is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Target or that would interfere with the Business of Target. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business of Target nor any activity of any officers, directors or consultants of Target in connection with the carrying on of the Business of Target will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors or consultants is now bound.

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EXECUTION VERSION

4.19 Employee Benefits.

(a) Except as set forth on Schedule 4.19(a) of the Target Disclosure Schedules, neither Target nor any other Person under common control with Target or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) maintains, sponsors, participates in, or contributes to, any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (whether domestic or international) (collectively, the “Target Employee Plans”). Neither Target nor any of its subsidiaries has made any plan or commitment to establish any new Target Employee Plan.

(b) Target is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, or to Target’s Knowledge threatened, or reasonably anticipated, against Target or any of their employees relating to any employee or Target Employee Plan.

4.20 Affiliate Transactions. Except as set forth on Schedule 4.20 of the Target Disclosure Schedule, no Affiliate of Target nor any stockholder, officer, director, partner, member, consultant or employee of any thereof, is at the Agreement Date a party to any transaction with Target, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of Real Property or Tangible Personal Property (including Target Proprietary Rights) to or from, or otherwise requiring payments to or from Target, or any Affiliate thereof.

4.21 Brokers’ and Finders’ Fee. Except as set forth on Schedule 4.21 of the Target Disclosure Schedule, no brokers, finders, investment bankers or consultants are entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

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EXECUTION VERSION

4.22 International Trade Matters. Target is, and at all times has been, in compliance with and is not in material violation of any International Trade Law (as defined below). “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, any Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same, and any Laws or orders issued thereunder.

4.23 Taxes and Tax Returns.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct and have been completed in accordance with applicable law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c) As of the Agreement Date, Target has, and as of the Closing Date Target will have, (i) timely withheld from its employees, independent contractors, customers, stockholders, and other Persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or taxing authority;

(d) During the period of all unexpired applicable statutes of limitations, Target has not been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target that is not reflected as a liability on the Target Financial Statements, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e) Target does not have any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and Target has no Knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;

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EXECUTION VERSION

(f) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g) Target’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Target has not been notified in writing by any government or taxing authority of any request for such an audit or other examination;

(h) Target has never been a member of an affiliated group of corporations filing a consolidated federal income tax return;

(i) Target has made available to Acquiror copies of all material Returns filed for the three fiscal years prior to the Agreement Date;

(j) Target has never been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(k) Target has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(l) Target has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(m) Target has complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(n) Target has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes;

(o) There are (and immediately following the Closing there will be) no liens or encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable;

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EXECUTION VERSION

(p) Target has neither requested nor received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign);

(q) No power of attorney with respect to Taxes has been granted with respect to Target;

(r) Target has not distributed any cash to any stockholder prior to the Closing Date for any reason, including as a dividend, repurchase, or redemption;

(s) No claim has been made by a taxing authority (domestic or foreign) in a jurisdiction where Target does not file Returns to the effect that Target may be subject to Tax by that jurisdiction;

(t) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (i) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; and

(u) Notwithstanding anything in this Agreement and/or in this Section 4.23 to the contrary, neither Target nor Stockholder’s Agent makes any representation or warranty regarding the extent to which any of the tax attributes (including net operating loss carryforwards and general business credits) of Target are or may be limited by Section 382 or 383 of the Code (or any comparable provisions of any applicable state or local tax laws) for any period ending on or prior to the Closing Date. Neither Target nor Stockholder’s Agent (nor any other person or entity) has made any determination as to whether or to what extent Target has undergone an ownership change within the meaning of Section 382(g) of the Code (or comparable provisions of any applicable state or local tax laws) and, therefore, the Target may have undergone one or more such ownership changes. Notwithstanding any other provision in this Agreement to the contrary, the Target did not provide any information on its Returns with respect to Section 382 matters and to the extent such an ownership change occurred, the Target did not meet the reporting requirements of Treasury Regulation Section 1.382-11(a) (or comparable provisions of any applicable state or local tax laws or regulations).

4.24 Governmental Authorization.

(a) Target has all material permits, licenses, certificates, franchises, permissions, variances, clearances, registrations, designations, qualifications or authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authorities or pursuant to any Laws (collectively, “Authorizations”) required for the Business as now conducted, and such Authorizations are in full force and effect. All regulatory filings made with respect to Target Products have been accurate and complete in all material respects and have complied in all material respects with all applicable Laws. Target has provided to Acquiror copies of all regulatory filings and all material communications related to the Target Product with the FDA and any other Governmental Authority.

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EXECUTION VERSION

(b) Target has made available to Acquiror in an accurate and complete manner, (i) each state or foreign regulatory filing, including all related supplements, amendments and annual reports related to Target Products and (ii) all clinical data from clinical trials (including all adverse events) known to Target and in Target’s possession regarding Target Products.

(c) Target has not conducted any clinical trials regarding any Target Products.

(d) To the Knowledge of Target, all clinical trials of Target Product conducted by any prior developer of Target Product or conducted by Persons (including, without limitation, vendors, suppliers, principal investigators, co-investigators, and sub-investigators) under contract with Target have complied, in all material respects, to the extent then applicable, with: (i) all Laws, which to the Knowledge of the Company, are applicable to such clinical trials; (ii) the applicable clinical trial protocol; and (iii) all applicable state and foreign privacy laws and regulations.

(e) Any non-clinical laboratory testing pertaining to the Target Product by Target and to the knowledge of Target, any prior developer of Target Product or conducted by Persons under contract with Target or any prior developer, was not required to comply with the Good Laboratory Practice requirements of 21 C.F.R. Part 58.

(f) Neither Target nor to the Knowledge of Target, any prior developer of the Target Product has used the services of any Person debarred under the provisions of 21 U.S.C. Section 335a(a) or (b) or any similar applicable Law. To Target’s Knowledge, no licensed professional or other individual who provided or provides services in connection with any clinical investigation related to Target Products or the operation of the facilities used in the development of Target Products has been or is currently in violation of any Laws or any order from any Governmental Authority relating to service provided to the Business, the violation of which would cause a Material Adverse Effect on Target. Neither Target nor any Representative of Target nor, the Target’s Knowledge, any prior developer of Target Product has ever been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized under 21 U.S.C. Section 335a(a) or (b).

4.25 Environmental. Except as would not be reasonably likely to result in a Material Adverse Effect of Target: (a) Target is in material compliance with applicable legal requirements with respect to environmental laws, rules, regulations and ordinances; and (b) Target has not transported, stored, used, manufactured, disposed of, released, removed or exposed any Person to Hazardous Materials in violation of any legal requirement or manufactured any product containing a Hazardous Material in violation of any legal requirement, nor has Target received notification from any party that it has or is alleged to have any remediation obligation relating to any Hazardous Material. A “Hazardous Material” shall mean any substance that has been designated by any Governmental Authority or by any legal requirements to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies.

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EXECUTION VERSION

4.26 Complete Copies of Materials. Target has used its best efforts to provide or deliver each material document as set forth herein and has made available true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of the Merger. For the purposes of this Agreement, a document shall be deemed provided, delivered and made available if such document was in the Target’s electronic data room to which Acquiror had direct access during its due diligence review.

4.27 Disclosure. No representation or warranty by Target in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Acquiror or its Representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. To Target’s Knowledge, there has been no event or transaction (other than the transactions contemplated hereby, the matters related hereto, and events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect on Target.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Acquiror and Merger Sub represent and warrant to Target the following as of the Agreement Date and the Closing Date:

5.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the Merger. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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EXECUTION VERSION

5.2 Authority Relative to this Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder (including, subject to Stockholder Approval of the Merger to the extent required by applicable Law or stock exchange rule, the issuance of the Acquiror Common Stock described herein), and to consummate the Merger and the transactions contemplated by the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the Merger have been duly and validly authorized by all necessary corporation action on the part of Acquiror and Merger Sub, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the Merger. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, each such agreement constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to the Bankruptcy Exception.

5.3 No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Acquiror and Merger Sub do not, and the performance by Acquiror and Merger Sub of their obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not: (a) conflict with or violate any provision of Acquiror’s and or Merger Sub’s certificate of incorporation or bylaws, each as amended to date, or any resolutions adopted by the Board of Directors of Acquiror and Merger Sub; or (b) assuming that all filings and notifications described in Section 5.4 have been made, conflict with or violate any Laws or order applicable to Acquiror or Merger Sub or by which Acquiror or Merger Sub is bound or affected.

5.4 Required Filings and Consents. Except for any filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, the execution and delivery of this Agreement and the other Transaction Documents by Acquiror do not, and the performance by Acquiror of its obligations hereunder and thereunder and the consummation of the Merger and the transactions contemplated by the other Transaction Documents will not, require any consent, approval, authorization or permit of, or filing by Acquiror with or notification by Acquiror to, any Governmental Authority.

5.5 No Finder. Neither Acquiror nor any Person acting on behalf of Acquiror has agreed to pay to any broker, finder, investment banker or any other Person, a brokerage, finder’s or other fee or commission in connection with this Agreement or any matter related hereto, nor has any broker, finder, investment banker or any other Person taken any action on which a claim for any such payment could be based.

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EXECUTION VERSION

5.6 SEC Documents; Financial Statements.

(a) The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is quoted on the Over the Counter Bulletin Board and Acquiror has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Acquiror Common Stock under the Exchange Act or delisting the Acquiror Common Stock from the Over the Counter Bulletin Board, nor has Acquiror received any notification that as of the Agreement Date the SEC or the Over the Counter Bulletin Board is contemplating terminating such registration or listing. Acquiror is in compliance with the listing or maintenance requirements of the Over the Counter Bulletin Board, except as would not reasonably be expected to result in the delisting of the Acquiror Common Stock from the Over the Counter Bulletin Board.

(b) Acquiror has been subject to, and has complied with, all of the reporting requirements of the Exchange Act for the twelve (12) month period preceding the Closing. Each Acquiror SEC Report filed prior to the Agreement Date complied, as of its respective date, in all material respects with the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Report.

(c) Except to the extent that any information contained in an Acquiror SEC Report has been revised or superseded by a subsequent Acquiror SEC Report filed prior to the Agreement Date, the financial statements of Acquiror included in the Acquiror SEC Reports filed prior to the Agreement Date complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented, and fairly presented the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited financial statements, to the absence of footnotes and to year-end adjustments which are immaterial in amount).

5.7 Issuance of Shares. Subject to the accuracy of any representations and warranties made by Target Stockholders at the time of such issuance, the issuance and delivery of any shares of Acquiror Common Stock pursuant to this Agreement is and shall be in compliance with applicable federal and state securities laws and such shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens and restrictions on transfer, other than those Liens or restrictions specifically set forth and imposed in this Agreement and the other Transaction Agreements.

5.8 No Other Representations. Target acknowledges that Acquiror does not make any representation or warranty with respect to any projections, estimates, budgets or clinical or regulatory milestones delivered to or made available to Target of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acquiror or the future business and operations of Acquiror.

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ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall be approved by the Target Stockholders by the requisite vote under Delaware Law, other applicable law and Target’s Certificate of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which would reasonably be expected to have a Material Adverse Effect on Target, either individually or combined with the Surviving Corporation after the Effective Time, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approval. Acquiror, Target, Merger Sub and the Target Stockholders shall have timely obtained from each applicable Governmental Authority all approvals, waivers and consents, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby.

6.2 Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

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(c) Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(e) No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Common Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

(f) Escrow Agreement. The Escrow Agent shall have delivered to Target the Escrow Agreement duly executed by the Escrow Agent.

(g) Transfer and Voting Agreement. Acquiror shall have executed and delivered to Target the Transfer and Voting Agreement.

(h) Transition Plan. Acquiror shall have executed and delivered to Target the Transition Plan.

(i) Such other documents as are required to be delivered by Acquiror to Target pursuant to this Agreement.

6.3 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

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(a) Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the Agreement Date and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the Agreement Date or as of another date, which shall be true and correct as of such date).

(b) Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target, by the Chief Executive Officer and Chief Financial Officer of Target certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Authority is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Authority in which such Governmental Authority indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(e) No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror, or from Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Common Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

(f) Escrow Agreement. The Escrow Agent and Target shall have delivered to Acquiror the Escrow Agreement duly executed by the Escrow Agent and Stockholders’ Agent.

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(g) Transfer and Voting Agreement. The counterparties to the Transfer and Voting Agreement shall have executed and delivered to Acquiror the Transfer and Voting Agreement.

(h) Transition Plan. Target shall have executed and delivered to Acquiror the Transition Plan.

(i) NJEDA Letter. Target shall have delivered to Acquiror a written letter from the NJEDA stating that the NJEDA Loan had been reduced by the NJEDA from $650,883 to $343,500 and that payment by Acquiror of that amount shall be payment in full of the NJEDA Loan.

(j) Wal-Mart Agreement. Target shall have provided Acquiror with written or oral evidence to demonstrate that the Wal-Mart Agreement is still in effect as of the Closing Date and is expected to be renewed by Wal-Mart in 2014.

(k) Release and Termination of Security Interests. Except for the NJEDA Loan, Target’s assets shall have been released from all security interests thereon and Target shall have taken all steps necessary to terminate all UCC financing statements, which have been filed with respect to such security interest, if any.

(l) Consents Obtained. All consents and approvals of any Person necessary to the consummation of the Closing and the Merger, including the Required Contract Consents set forth on Schedule 4.14(b) of the Target Disclosure Schedules and approvals from parties to loans, contracts, leases or other agreements and consents and approvals from governmental agencies, whether federal, state or local shall have been obtained, and a copy of each such consent or approval shall have been provided to Acquiror.

(m) No Material Adverse Change. There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target; provided, however, Target, in its discretion, shall be entitled to use, pay out or distribute any cash of Target prior to Closing.

(n) Information Statement. Target and the Major Stockholders shall have provided to Acquiror for Acquiror’s review the final Information Statement to be sent to the remaining Target Stockholders along with the Transmittal Letter. The Information Statement shall be in final form and ready to be sent on the Closing Date to the Target Stockholders by the Target and Major Stockholders.

(o) Dissenters’ Rights. Not more than five and one-half percent (5.5%) of the Target Common Stock outstanding immediately prior to the Effective Time shall be eligible as to exercise dissenters rights under Delaware law.

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(p) FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.

(q) Closing Payment Schedule. Acquiror shall have received the Closing Payment Schedule.

(r) Resignation Letters. Target shall have delivered to Acquiror written resignations of all officers and directors of Target effective as of the Effective Time.

(s) Secretary’s Certificate. A certificate of the Secretary of Target certifying, among other things, that attached or appended to such certificate: (i) is a true and correct copy of the Certificate of Incorporation and Bylaws, and all amendments thereto; (ii) is a true copy of all corporate actions taken by it, including unanimous written resolutions of its Board of Directors and all other parties as required by Target’s Certificate of Incorporation, authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto; (iii) is a true copy of all resolutions of Target Stockholders authorizing the consummation of the Merger and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by Target pursuant hereto and (iv) the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement, the Transaction Documents to which Target is a party and any certificate, document or other instrument in connection herewith.

(t) Certificates of good standing (including tax good standings) from the appropriate state agencies, dated as of a date not more than three (3) days prior to Closing Date, certifying that Target is in good standing in the State of Delaware and in each jurisdiction in which Target is qualified to do business as a foreign corporation, including the State of New Jersey.

(u)  Executed copies of the Certificates.

(v) Target shall have delivered to Acquiror the Target Financial Statements, in a form reasonably acceptable to Acquiror.

(x) Such other documents and instruments as may be reasonably requested by Acquiror to consummate the Merger and to carry out the obligations of the Parties hereunder.

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ARTICLE VII
COVENANTS

7.1 Information Statement and Transmittal Letter.

(a)  Target and the Major Stockholders covenant and agree that they shall have prepared at their sole cost with the reasonable commercial cooperation of Acquiror, an information statement substantially in the form attached as Exhibit D (the “Information Statement”) for delivery to the Target Stockholders describing this Agreement, the Certificate of Merger, the transactions contemplated hereby and thereby, and including the transmittal letter as attached hereto as Exhibit E (the “Transmittal Letter”). Acquiror shall provide such information about Acquiror as Target shall reasonably request.

(b) Each of Acquiror and Target covenants and agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information statement. Anything to the contrary contained herein notwithstanding, Target shall not include in the information statement any information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.

(c) Pepper Hamilton shall send the Information Statement and Transmittal letter to each Target Stockholder promptly following the Closing. The cost of such mailing shall be paid by the Surviving Corporation.

(d) In accordance with Section 9.2(a)(i)(F), the Major Stockholders shall be solely liable for (i) all the contents, information and the statements made in the Information Statement, except for that content, information and statements made by or attributable to Acquiror and for (ii) the form of the Information Statement and the Transmittal Letter and their compliance with all rules, regulations and Laws.

7.2 Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a nondisclosure agreement dated as of November 4, 2013, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

7.3 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Laws or by obligations pursuant to any listing agreement with any national securities exchange.

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7.4 Further Assurances. Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 7.8(c), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.5 Expenses. Each of the Parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents, the Information Statement and the Merger, including all fees and expenses of its Representatives; provided, however, that, at the Closing, Target shall pay the reasonable fees and expenses of Pepper Hamilton LLP, counsel to Target, incurred by Target in an amount equal to $30,000, which together with the $30,000 payment previously made by Target to Pepper Hamilton LLP, shall constitute payment in full for all services rendered by Pepper Hamilton LLP in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents. At the Closing, Target shall also pay the outstanding fees and expenses of Pepper Hamilton LLP unrelated to this Agreement as set forth on Schedule 4.8.

7.6 Tax Matters.

(a) Acquiror shall be responsible for filing all Tax Returns required to be filed by the Target after the Closing Date for any Pre-Closing Tax Periods and Straddle Periods; provided that Acquiror shall provide each such Tax Return to the Stockholders’ Agent for his review and comment at least ten (10) Business Days prior to the date in which such Tax Return is to be filed. Acquiror shall consider in good faith the comments of the Stockholders’ Agent to each such Tax Return. Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor Target will, following the Closing, make any change, modification or amendment to any Tax Return (other than a change, modification or amendment which is required to be made by applicable Laws) if such change, modification or amendment would result in any indemnity obligation under this Agreement, unless Acquiror and the Stockholders’ Agent each have consented in advance thereto in writing. Acquiror shall not, without Stockholders’ Agent’s consent, file a Tax Return for a taxable period (or portion thereof) ending on or before the Closing Date in a jurisdiction in which Target did not previously file Tax Returns.

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(b) The Parties shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Parties will provide each other with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

(c) Any Tax sharing or similar agreements with respect to or involving the Target shall be terminated as of the Closing Date and, after the Closing Date, neither Acquiror nor the Target shall be bound thereby or have any liability thereunder.

(d) If, subsequent to the Closing, any of Acquiror, Target or the Stockholders’ Agent receives notice of a Tax claim by any Governmental Authority that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within fifteen (15) Business Days after receipt of such notice, Acquiror, Target or the Stockholders’ Agent, as the case may be, shall give written notice of such Tax Claim to the other parties. The Stockholders’ Agent shall have the right to participate in, but not control, the conduct and resolution of any Tax Claim relating to a Pre-Closing Tax Period or a Straddle Period. Acquiror shall keep the Stockholders’ Agent informed of all developments on a timely basis with respect to any audit controlled by Acquiror relating to any Pre-Closing Tax Period or Straddle Period and will not resolve any related Tax Claim which may give rise to any indemnity obligation under this Agreement unless the Stockholders’ Agent has consented in advance thereto in writing, which consent shall not be unreasonably withheld or delayed. Each Party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

(e) Following the Closing Date, Acquiror will use commercially reasonable efforts to continue at least one significant historic business line of Target, or use at least a significant portion of Target’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations promulgated under the Code. It is acknowledged and agreed that, to the extent consistent with applicable Laws and to the extent Stockholder Approval is obtained on or before December 31, 2013, the Merger shall be reported and treated by the parties to this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provisions of applicable state or local tax laws) and each of the parties shall use commercially reasonable efforts to cause the Merger to meet the applicable requirements of a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, in the event that (i) Stockholder Approval is obtained on or before December 31, 2013, (ii) Acquiror determines that the Merger does not qualify as a “reorganization” under Section 368(a) of the Code, and (iii) the Stockholders’ Agent disputes such determination, the parties will work together in mutual good faith to resolve their disagreement. If such disagreement cannot be resolved after thirty (30) days, the parties will submit such dispute to an independent, mutually agreed upon nationally recognized accounting firm for their determination as to whether there is a “more likely than not” basis for reporting the Merger as a “reorganization” in which case Acquiror shall so report the Merger for all applicable tax reporting purposes, though if such accounting firm determines that there is no such “more likely than not” basis, then Acquiror shall so report the Merger in accordance with such determination.

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7.7 Director and Officer Liability and Indemnification.

(a) Acquiror agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of Target as provided in the Target organizational documents immediately prior to the Effective Date, and each of the foregoing who served as a director or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Target, in and to the extent of their capacities as such and not as stockholders of Target or otherwise (each, together with such person’s heirs, executors or administrators, a “Director/Officer Indemnified Party”), as the case may be, shall survive the Merger and shall continue in full force and effect following the Closing. Notwithstanding the foregoing, this Section 7.12 shall not apply to any claims made by officers or directors of Target. Acquiror shall, and shall cause the Surviving Corporation to, carry out the obligations of this Section 7.12. Acquiror shall be jointly and severally liable with the Surviving Corporation for indemnifying each Director/Officer Indemnified Party. Any amount expended by Acquiror or the Surviving Corporation as a result of the indemnification obligations set forth in this Section 7.7 in excess of $40,000 shall be offset against any Royalty Payments due to the Target Stockholders, provided that such $40,000 amount shall be reduced on a dollar-for-dollar basis to the extent of any indemnification claims for Damages by the Acquiror under Section 9.2 in excess of $25,000 that are offset against the Limitation.

(b) The rights of each Director/Officer Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Director/Officer Indemnified Party may have under the Target certificate of incorporation or bylaws or other organization documents of the Surviving Corporation or Delaware Law. The provisions of this Section 7.12 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Director/Officer Indemnified Party (and any other individuals entitled to indemnification or similar rights under Section 7.12(a)).

(c) In the event the Acquiror, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Acquiror or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.12.

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(d) Each Major Stockholder releases any claims that such stockholder has against Target as of the date of this Agreement, other than claims arising under this Agreement.

7.8 No Board Seat. Until January 1, 2018, the Major Stockholders covenant that neither they, nor any of their managing partners, officers or employees shall seek or become a board member of the Board of Directors of Acquiror, the Surviving Corporation or any subsidiary of either company.

7.9 NJEDA Loan Repayment. On or before December 31, 2013, the Surviving Corporation shall make the NJEDA Loan Repayment.

7.10 Survival of Additional Covenants. The covenants and obligations set forth in this Article VII shall survive the Closing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(a) through Section 8.1(c), by written notice by the terminating party to the other parties):

(a) by the mutual written consent of Acquiror and Target;

(b) by either Acquiror or Target if the Merger shall not have been consummated by January 1, 2014; provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d) by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1 or 6.3 (in the case of termination by Acquiror) or Section 6.1 and 6.2 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

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(e) by Acquiror, if the condition set forth in Section 6.1(a) shall not have been satisfied by 5:00 p.m. Pacific time on the second day following the Agreement Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 7.6, 7.7, 7.10 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment. Subject to the provisions of applicable legal requirements, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Target Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Target Stockholders, no amendment shall be made which by law requires further approval by the Target Stockholders without such further stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Stockholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Stockholders’ Agent.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1 Escrow Fund.

(a) At the time Acquiror issues to the Target Stockholders the Closing Aquiror Shares, Acquiror shall deposit, in accordance with the Escrow Agreement, the Escrow Acquiror Shares in the Escrow Amount with the Escrow Agent as security for the indemnification obligations of Target under Section 9.2 hereof (such deposit to constitute the “Escrow Fund”) to be governed by the terms and conditions set forth herein and in the Escrow Agreement. All costs and expenses of the Escrow Fund shall be paid by Acquiror.

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(b) Release From Escrow.

(i) On the 12-month anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall release from the Escrow Fund to the Target Stockholders on a pro rata basis in accordance with the terms and conditions of the Escrow Agreement one hundred percent (100%) of the Escrow Acquiror Shares (less any amounts that have previously been used to satisfy any claim or claims for Damages on or prior to such date) not then subject to pending, or resolved but not yet paid, claims for indemnification by an Acquiror Indemnified Person.

(ii) Any portion of the Escrow Fund held after the Release Date shall be released to the Target Stockholders on a pro rata basis or released to the relevant Acquiror Indemnified Person (as appropriate) promptly upon resolution of each specific indemnification claim involved.

9.2 Indemnification.

(a) Survival of Representations,Warranties and Covenants. All representations, warranties, covenants and agreements made by the Major Stockholders, Target or Acquiror herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing until the 12 month anniversary of the Closing; provided, that the representations and warranties set forth in Sections 3.1 (Major Stockholder Domicile), 3.2 (Power and Authority), 3.5 (Title to Target Shares); Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Authority Relative to this Agreement) and 4.6 (Capital Structure) and Section 7.1 (Information Statement) shall survive indefinitely, and the representations and warranties in Sections 4.21 (Brokers’ and Finders’ Fees) and 4.23 (Taxes and Tax Returns) shall survive the Closing until the date upon which the applicable statute of limitations expires (and thereafter until resolved if a claim has been made prior to such expiration date); provided, further, that any claims for indemnification involving fraud or intentional misrepresentation shall survive indefinitely.

(i) Subject to the limitations set forth in this Section 9, the Target Stockholders shall severally and not jointly, and solely in accordance with their Pre-Closing Ownership Percentage, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, Affiliates, attorneys, representatives and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, Taxes and expenses, including, without limitation, costs and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”), resulting from or arising out of:

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(A) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by the Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror;

(B) any non-fulfillment or breach of any covenant or agreement made by Target or the Stockholders’ Agent in this Agreement;

(C) the exercise by any Target Stockholder of dissenters’ rights under Delaware Law or other applicable law;

(D) defending any third party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Acquiror Indemnified Person to indemnification hereunder;

(E) the Tax indemnification set forth in Section 9.11 below; and

(F) any claim relating to the Information Statement, except for those relating to content, information or statements made by or attributable to Acquiror.

(ii) Subject to the limitations set forth in this Section 9, each Major Stockholder shall severally and not jointly, and solely as to itself, indemnify and hold harmless the Acquiror Indemnified Parties from and against any and all Damages, resulting from or arising out of:

(A) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by such Major Stockholder in this Agreement, the Major Stockholders Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by the Major Stockholders to Acquiror; and

(B) any non-fulfillment or breach of any covenant or agreement made by such Major Stockholder in this Agreement.

(iii) Subject to the limitations set forth in this Section 9, Acquiror, Merger Sub and Surviving Corporation shall jointly and severally indemnify and hold harmless the Target Stockholders and their respective agents, Affiliates, attorneys, representatives, employees, heirs, executors, successors and assigns and each Person, if any, who controls or may control a Target Stockholder within the meaning of the Securities Act (individually a “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any Damages resulting from or arising out of:

(A) any misrepresentation or breach or nonfulfillment of, or default in connection with, any of the representations and warranties given or made by Acquiror or Merger Sub in this Agreement, or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Acquiror or Merger Sub to Target; and

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(B) any non-fulfillment or breach of any covenant or agreement made by Acquiror or Merger Sub in this Agreement and the non-fulfillment or breach of any covenant or agreement made by the Surviving Corporation in this Agreement that occurs after the Closing.

(iv) Nothing in this Agreement shall limit the liability in amount or otherwise of a Party to this Agreement (A) for any breach of any representation, warranty or covenant if the Merger does not close; or (B) with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

(b) Threshold for Claims. No claim for Damages shall be made under Section 9 unless the aggregate of Damages exceeds Sixty-Five Thousand Dollars ($65,000), which amount shall be reduced on a dollar for dollar basis, but not less than Twenty-Five Thousand Dollars ($25,000), for any amount expended by Acquiror or the Surviving Corporation under Section 7.7 to indemnify any Director/Officer Indemnified Party (the “Limitation”) for which claims are made hereunder by either the Acquiror Indemnified Persons or Target Indemnified Persons as the case may be, in which case the Acquiror Indemnified Persons or Target Indemnified Persons as the case may be shall be entitled to seek compensation for Damages with respect to only the amount of Damages in excess of the Limitation; provided, that the Limitation shall at all times be equal to Twenty-Five Thousand Dollars ($25,000) unless the holders of at least ninety-eight percent (98%) of the Target Common Stock held by all Target Stockholders release in writing Target and the Target's directors and officers from any and all claims of any type whatsoever relating to Target; and provided further, that the Limitation shall not apply with respect to any Damages arising from, or directly or indirectly related to (i) any inaccuracy in the Closing Payment Schedule (including, but not limited to, with respect to the amount of Indebtedness or Transaction Expenses of Target), (ii) Section 9.2(a)(i)(C), (E) or (F), (iii) fraud or intentional misrepresentation or any (iv) any Damages relating to any covenant of the Target, Major Stockholders or the Stockholders’ Agent described in Section 7.1. Notwithstanding anything in this Agreement to the contrary, for the purposes of calculating Damages under Section 9, once the threshold for claims set forth in this Section 9.2(b) has been met, the representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect shall be deemed to be made without such materiality or Material Adverse Effect qualifiers.

(c) Cap on Indemnification: Target Stockholders. Target Stockholders shall be severally and not jointly liable for claims for Damages made under Section 9.2(a)(i)(A) and Section 9.2(a)(i)(D) only in an amount not to exceed (x) the Escrow Amount (the “Escrow Cap”) plus (y) the Offset (as defined below); provided, however, that the Escrow Cap shall not apply to any Damages based upon, resulting from or intentional misrepresentation or arising out of, or directly or indirectly related to (i) any claims for indemnification involving fraud; (ii) any inaccuracy in the Closing Payment Schedule; (iii) any claims involving made under Section 9.2(a)(i)(A) relating to that the representations and warranties set forth in Sections 3.1 (Major Stockholder Domicile), 3.2 (Power and Authority), 3.5 (Title to Target Shares); Sections 4.1 (Organization and Qualification; Capitalization; Subsidiaries), 4.2 (Authority Relative to this Agreement) and 4.6 (Capital Structure), and the representations and warranties in Sections 4.21 (Brokers’ and Finders’ Fees) and 4.23 (Taxes and Tax Returns).

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(d) Individual Limitation. In no event shall any Target Stockholder’s aggregate liability in connection with, or arising from, this Agreement exceed (i) the value of such Target Stockholder’s Merger Shares on the Closing Date plus, (ii) the amount of any Royalty Payments payable to such Target Stockholder, except for fraud or intentional misrepresentation by such Target Stockholder.

(e) Cap on Indemnification: Acquiror and Merger Sub. Acquiror and Merger Sub shall be liable for claims for Damages made under Section 9.2(a)(iii) only in an amount not to exceed the Merger Consideration; provided, however, that this Cap on Indemnification shall not apply to any Damages based upon, resulting from or intentional misrepresentation or arising out of, or directly or indirectly related to  any claims for indemnification involving fraud of the Acquiror or the Merger Sub.

9.3 Claims Upon Escrow Fund; Offset of Claims. Upon receipt by the Stockholders’ Agent of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) on or before the Release Date or a Royalty Payment stating that Damages exist with respect to the indemnification obligations of the Target Stockholders set forth in Section 9.2(a), and specifying the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall, subject to the provisions of this Section 9 and the Escrow Agreement, be entitled to recover the amount of any Damages from the Escrow Fund or withhold payment of all or a portion of the Royalty Payments having a value equal to such Damages.

9.4 Objections to Claims.

(a) For a period of thirty (30) days from and after delivery of any Officer’s Certificate to the Stockholders’ Agent, Acquiror shall take no action regarding the portion of the Escrow Fund hereof and/or the Offset equal to the amount of Damages set forth in the Officer’s Certificate unless Acquiror shall have received written authorization from the Stockholders’ Agent to retain the applicable portion of the Escrow Fund and/or the Offset. After the expiration of such thirty (30) day period, Acquiror shall retain the applicable portion of the Escrow Fund and/or the Offset in accordance with Section 9.3 hereof and the Target Stockholders shall no longer be entitled to receive such amount hereunder, provided that no such retention may be made if the Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.

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(b) In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Stockholders’ Agent. Acquiror shall be entitled to rely on any such memorandum and shall retain the applicable portion of the Escrow Fund and/or the Offset in accordance with the terms thereof and such amount shall no longer be payable to the Target Stockholders.

(c) Resolution of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.4, either Acquiror or the Stockholders’ Agent may initiate arbitration pursuant to Section 10.6. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision and Acquiror shall be entitled to retain the applicable portion of the Escrow Fund and/or the Offset in accordance therewith and such amount shall no longer be payable to the Target Stockholders.

9.5 Stockholders’ Agent.

(a) The Stockholders’ Agent shall be constituted and appointed as agent and attorney-in-fact for and on behalf of the Target Stockholders and shall have full power authority to represent, to give and receive notices and communications, to authorize Acquiror to withhold the applicable portion of the Escrow Fund and/or the Offset in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on such Target Stockholders behalf with respect to the matters set forth in Section 2 hereof, in accordance with the terms and provisions of Section 2, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 2 and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the interpretation of this Agreement and accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Funds from time to time upon not less than 10 days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent. The Stockholders’ Agent shall receive such compensation for its services as set forth in the Stockholders’ Agent Agreement among the Stockholders’ Agent and the Majority Stockholders. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target Stockholders.

(b) The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Stockholders shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

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(c) The Stockholders’ Agent shall have reasonable access to information about Target, Acquiror and the Target Product, whether in the possession of Acquiror or Target, and the reasonable assistance of Target’s and Acquiror’s officers and employees for purposes of performing its duties and exercising its rights hereunder, including verifying the amount of any Royalty Payment or responding to and defending any claim by Acquiror for indemnification, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Acquiror acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to its duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Acquiror that it will act in the best interests of the Target Stockholders.

(e) Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target Stockholders for whom the Merger Consideration otherwise payable to them is set aside and held by Acquiror as part of the Escrow Fund and shall be final, binding and conclusive upon each such Target Stockholder, and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target Stockholder. The Acquiror is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.

9.6 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund and/or the Offset, Acquiror shall notify the Stockholders’ Agent of such claim, and the Stockholders’ Agent shall be entitled, at its expense, to control the defense of such claim. The Stockholders’ Agent shall have the right in its reasonable discretion to settle any such claim. In the event that the Stockholders’ Agent has consented to any such settlement, the Stockholders’ Agent shall have no power or authority to object under Section 9.4 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Fund and/or the Offset for indemnity with respect to such settlement.

9.7 Tax Effect of Indemnification Withholdings. All amounts retained by Acquiror from the Escrow Fund and/or the Offset pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

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9.8 Survival of Indemnification Claims. The indemnification obligations set forth in this Article IX shall survive the Closing.

9.9 Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of the Target and/or Target Stockholders contained in or made pursuant to this Agreement shall not be affected by any investigation by or on behalf of Acquiror conducted with respect to, or any Knowledge acquired (or capable of being acquired) by or on behalf of Acquiror at anytime, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation, except where such item is readily apparent from the text of such disclosure as set forth on the Target Disclosure Schedule.

9.10 Right of Offset. Notwithstanding anything set forth in Article IX, with respect to any claims arising as a result of Target’s breach of any representation or warranty contained in, or breach or nonfulfillment of any covenant or agreement made by Target in or pursuant, to this Agreement or any of the other Transaction Documents, and for any indemnifiable Damages pursuant to Section 9.2 to which the Acquiror Indemnified Person may be entitled hereunder, Acquiror shall have the right to withhold and offset such amounts against any Royalty Payments or other payments of any type whatsoever owed hereunder to the Target Stockholders that have not yet been paid (the “Offset”). In the event of an election by Acquiror to exercise any right to offset under this Section 9.10, Acquiror shall deliver an Officer’s Certificate to Stockholders’ Agent specifying the right of Offset is being exercised and the amount thereof in accordance with the procedures set forth in Section 9.3. The Target Stockholders’ Agent shall have the ability to dispute such action pursuant to Section 9.4. Acquiror shall not have any obligation to first proceed against the Escrow Fund.

9.11 Tax Indemnification. In addition to the indemnification obligations set forth in Section 9.2 above, but subject to Section 9.2(d), the Target Stockholders shall severally and not jointly, and solely in accordance with their Pre-Closing Ownership Percentage, indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of the Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than the Target) imposed on the Target as a transferee or successor, by contract or pursuant to any applicable law, which Taxes relate to an event or transaction occurring before the Closing. Target Stockholders shall reimburse Acquiror for any Taxes that are the responsibility of Target Stockholders within fifteen (15) Business Days after payment of such Taxes by Acquiror or the Target. The Limitation, Escrow Cap and Offset shall not apply with respect to any Damages arising from the matters set forth in this Section 9.11. The tax indemnification provided under this Section 9.11 shall survive until the date that is sixty (60) calendar days following the expiration of the applicable statute of limitations (and thereafter until resolved if a claim in respect thereto has been made prior to such date) with respect to such matters. For the avoidance of doubt Target Stockholders shall not indemnify Acquiror for any Taxes of Target arising in any period that is not a Pre-Closing Period or any Taxes of Acquiror or any of its Affiliates.

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9.12 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ARTICLE X
GENERAL

10.1 Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one Business Day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when sent via facsimile or electronic mail with confirmation of receipt, or (d) three Business Days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

(a) If to Acquiror or Merger Sub:

Innovus Pharmaceuticals, Inc.

4275 Executive Square, Suite 200

La Jolla, CA 92037

Attention: President & CEO
Tel: (858) 964-5123
Fax: (858) 964-2130

With a simultaneous copy to:

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Randy Berholtz, Esq.

5816 Concord Woods Way.

San Diego, CA 92130
Tel: (858) 205-5091

Fax: (858) 356-9452

(b) If to Target:

Semprae Laboratories, Inc.
1924 Smarty Jones Dr.

Waxhaw, NC 28173

Attention: Rick McWhorter

Tel: 704.996.0808

Email: rmcwhorter@semprae.com

(c) If to the Major Stockholders:

Quaker Bioventures II, L.P.
Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868
Attention: Adele Oliva

Tel: (215) 988-6800
Fax: (215) 988-6801

Email: aoliva@quakerpartners.com

Versant Ventures, L.P.

3000 Sand Hill Road,

Bldg 4, Suite 210,

Menlo Park, CA 94025

Attention: Robin Praeger

Phone: 650-233-7877

Fax: 650-854-9513

Mary Wallace Jaensch

236 Southland Drive

Orange, CT 06477

Tel: 203.795.4540

Email: mwjaensch@gmail.com

Rick McWhorter

1924 Smarty Jones Dr.

Waxhaw, NC 28173

Tel: 704.996.0808

Email: rmcwhorter@semprae.com

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and

Rachel Braun Scherl

285 N. Ridgewood Road

South Orange, NJ 06477

Tel: 973.313.9595

Email: rbscherl@sparksolutionsforgrowth.com

(d) If to the Stockholders’ Agent:

Quaker Bioventures II, L.P.
Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2868
Attention: Adele Oliva

Tel: (215) 988-6800
Fax: (215) 988-6801

Email: aoliva@quakerpartners.com

If to Target, Major Stockholders or Stockholders Agent

with a simultaneous copy to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn,  Pennsylvania   19312-1183

Attention: Christopher Miller, Esq.
Tel: (610) 607-7837
Fax: (610) 607-7835

Email: millerc@pepperlaw.com

10.2 Severability; Parties in Interest. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Laws or otherwise) without the prior written consent of any other Party except that Acquiror shall be permitted to assign its rights, interests and obligations to an Affiliate of Acquiror or in connection with a Change of Control without obtaining any consent from any other Party; provided that Acquiror shall remain liable for all such obligations hereunder. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

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10.4 Incorporation of Exhibits. All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF CALIFORNIA. EXCEPT WITH RESPECT TO THE DISPUTE RESOLUTION MECHANISMS SET FORTH IN SECTION 9.6, THE PARTIES AGREE THAT THE COURTS WITHIN THE STATE OF CALIFORNIA (LOCATED WITHIN SAN DIEGO COUNTY) WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

10.6 Arbitration. Subject to the rights of the Parties to seek injunctive relief, the Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement or the other Transaction Documents that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in San Diego, California, before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Any Party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party(ies). Within fifteen (15) days after such written demand is sent, Acquiror (on the one hand) and the Stockholders’ Agent (on the other hand) shall each select one arbitrator from JAMS, and the two (2) arbitrators so selected shall select a third arbitrator from JAMS. The arbitration will be conducted in accordance with the provisions of JAMS’ Commercial Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The Parties will cooperate with JAMS in scheduling the arbitration proceedings. The Parties covenant that they will participate in the arbitration in good faith. The non-prevailing party shall pay the costs of the arbitrators, but otherwise the Parties will pay their own costs. If there is no determination by the arbitrators of a prevailing party, the Acquiror shall bear one-half of the costs of the arbitrators and the Target Stockholders who are Parties to the arbitration shall bear the other one-half of the costs of the arbitrators. The provisions of this paragraph may be enforced by any court of competent jurisdiction. The arbitration panel shall be authorized to determine which party to the arbitration is the prevailing party and which party is the non-prevailing party. In the event that the arbitrators determine that Acquiror improperly withheld Acquiror Common Stock or some or all of a Dollar Equivalent or improperly made an Offset, the Target Stockholders shall be entitled to interest on such withheld or Offset Acquiror Common Stock or Dollar Equivalent from the time of improper withholding or Offset until final payment thereof calculated at the prime rate of interest charged by money center banks in effect on the date of withholding or Offset as reported in The Wall Street Journal plus three percent (3%), with the value of withheld or Offset Acquiror Common Stock taken at the last sale price on the day of such withholding or Offset.

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10.7 Attorneys’ Fees. In the event of the bringing of any action by any Party hereto against any other Party arising out of this Agreement or the other Transaction Documents, the Party who is determined to be the prevailing party shall be entitled to recover from the other Party the reasonable costs and expenses of bringing such action, including reasonable attorneys’ fees.

10.8 Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.9 Counterparts; Facsimiles. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Enforcement. The Parties acknowledge and agree that a Party would be irreparably harmed and such Party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other Parties hereto in accordance with their specific terms or were otherwise breached. Accordingly, each Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and/or the other Transaction Documents and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which a Party is entitled at law or in equity.

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10.11 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, written or oral, with respect thereto.

10.12 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by each of the Parties. The provisions hereof may be waived only in writing signed by each of the Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

[Signatures appear on next page]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have caused this Agreement to be signed in their respective names by their respective duly authorized representatives as of the date first above written.

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ Dr. Bassam Damaj
Name:	Dr. Bassam Damaj
Title:	President and CEO

INNOVUS ACQUISITION CORPORATION

By:	/s/ Dr. Bassam Damaj
Name:	Dr. Bassam Damaj
Title:	President and CEO

SEMPRAE LABORATORIES, INC.

By:	/s/ Rick McWhorter
Name:	Rick McWhorter
Title:	President & CEO

THE MAJOR STOCKHOLDERS

QUAKER BIOVENTURES, II, L.P.

By:	Quaker BioVentures Capita II, L.P.
Its:	General Partner
By:	Quaker BioVentures Capital II, LLC
Its:	General Partner

By:	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Managing Member

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EXECUTION VERSION

VERSANT VENTURE CAPITAL IV, L.P.
VERSANT SIDE FUND IV, L.P.

By:	Versant Ventures IV, LLC
Its:	General Partner

By:	/s/ Robin L. Praeger
Name:	Robin L. Praeger
Title:	Managing Director

MARY WALLACE JAENSCH

/s/ Mary Wallace Jaensch

RICK MCWHORTER

/s/ Rick McWhorter

RACHEL BRAUN SCHERL

/s/ Rachel Braun Scherl

TORREYA PARTNERS LLC

By:	/s/ Tim Oger
Name:	Tim Oger
Title:	Partner

STOCKHOLDERS’ AGENT:

QUAKER BIOVENTURES, II, L.P.

By:	Quaker BioVentures Capital, L.P.
Its:	General Partner
By:	Quaker BioVentures Capital, LLC
Its:	General Partner

By:	/s/ Adele C. Oliva
Name:	Adele C. Oliva
Title:	Vice President

64